Exhibit 5.1

Cira Centre 2929 Arch Street Philadelphia, PA 19104-2808 +1 215 994 4000 Main +1 215 994 2222 Fax www.dechert.com

September 26, 2019

B&G Foods, Inc.
Four Gatehall Drive, Suite 110
Parsippany, New Jersey 07054

Re:	Prospectus Supplement to Registration Statement on Form S-3 (Registration No. 333-233099)

Ladies and Gentlemen:

We have acted as special counsel to B&G Foods, Inc., a Delaware corporation (the “Company”), and the subsidiary guarantors listed on Schedule A hereto (each, a “Subsidiary Guarantor”) in connection with the preparation and filing of a Registration Statement on Form S-3 (Registration No. 333-233099), which was filed with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on August 7, 2019 and became automatically effective on that date (the “Registration Statement”); the preliminary prospectus supplement dated September 12, 2019, relating to (a) the proposed issuance by the Company of $550,000,000 aggregate principal amount of 5.25% Senior Notes due 2027 (the “Notes”) and (b) the proposed issuance by the Subsidiary Guarantors of guarantees of the Notes (the “Subsidiary Guarantees”), taken together with the Company’s final base prospectus dated August 7, 2019 (the “Base Prospectus”), as filed with the Commission under Rule 424(b)(5) (collectively, the “Preliminary Prospectus”); and the final prospectus supplement dated September 12, 2019, relating to the Notes and the Subsidiary Guarantees, together with the Base Prospectus, as filed with the Commission under Rule 424(b)(5) (collectively, the “Prospectus”). The Company will sell the Notes pursuant to the Underwriting Agreement substantially in the form filed as Exhibit 1.1 (the “Underwriting Agreement”) to the Current Report on Form 8-K filed by the Company with the Commission on September 17, 2019 to the respective underwriters named in the Underwriting Agreement (the “Underwriters”). The Notes and the Subsidiary Guarantees will be issued under the Indenture dated June 4, 2013 (the “Base Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented by the Tenth Supplemental Indenture to be dated as of the date hereof, to be entered into among the Company, the Subsidiary Guarantors and the Trustee (the “Tenth Supplemental Indenture”; the Base Indenture, as so supplemented, the “Indenture”).

In connection with this opinion letter, we have examined originals or copies (in each case signed, certified or otherwise proven to our satisfaction to be genuine) of: (i) the Registration Statement, the Preliminary Prospectus and the Prospectus; (ii) the Certificate of Incorporation, Articles of Incorporation, Certificate of Formation or Declaration of Trust of the Company and each of the Subsidiary Guarantors (as amended to date), as applicable; (iii) the bylaws of the Company and the bylaws or limited liability company agreement of each of the Subsidiary Guarantors (as amended to date), as currently in effect; (iv) the Underwriting Agreement; (v) the Base Indenture, (vi) the form of Tenth Supplemental Indenture, (vii) the form of Notes (including the Subsidiary Guarantees) and (viii) minutes or written consents evidencing corporate action of the Company and the Subsidiary Guarantors authorizing the issuance and sale of the Notes and the Subsidiary Guarantees, as applicable.

B&G Foods, Inc. September 26, 2019 Page 2

In examining the documents described in the foregoing paragraph, we have assumed the genuineness of all signatures and the authenticity of all agreements, records, documents, instruments and certificates submitted to as originals and the conformity with the originals of all agreements, records, documents, instruments and certificates submitted to us as copies. As to the facts on which this opinion is based, we have relied upon certificates of public officials, certificates and written statements (including representations in the Underwriting Agreement) of officers and representatives of the Company and the due performance by the parties of their respective obligations set forth in the Underwriting Agreement. In making our examination of documents executed by parties other than the Company or the Subsidiary Guarantors, we have assumed that each such party has the power and authority to execute and deliver, and to perform and observe the provisions of, each such document to which it is a party and has duly authorized, executed and delivered each such document to which it is a party, and that each such document constitutes a legal, valid and binding obligation of each party (other than the Company and the Subsidiary Guarantors) party thereto.

Insofar as the opinions expressed herein relate to or are dependent upon matters governed by the laws of the State of Indiana, we have relied, without independent investigation, upon the opinion of Ice Miller LLP, filed as an exhibit to a Current Report on Form 8-K filed by the Company in respect of the offer and sale of the Notes and the Subsidiary Guarantees. With the Company’s and the Subsidiary Guarantors’ permission, we have assumed such opinions are correct, and our opinions below are subject to the assumptions and qualifications contained in the opinion of such counsel.

On the basis of the foregoing and subject to the assumptions, qualifications and limitations set forth in this letter, we are of the opinion that:

1.              When (i) the Indenture has been qualified under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), (ii) the Indenture has been duly authorized, executed and delivered by the parties thereto, (iii) the Notes have been duly authenticated by the Trustee in accordance with the terms of the Indenture and issued and delivered in accordance with the terms set forth in the Prospectus and (iv) the Notes have been duly executed and delivered to and paid for by the Underwriters as contemplated by the Underwriting Agreement, the issuance and sale of the Notes will have been duly authorized and the Notes will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

2.              When (i) the Indenture has been qualified under the Trust Indenture Act, (ii) the Indenture has been duly authorized, executed and delivered by the parties thereto, (iii) the Notes have been duly authenticated by the Trustee in accordance with the terms of the Indenture and issued and delivered in accordance with the terms set forth in the Prospectus, (iv) the Notes have been duly executed and delivered to and paid for by the Underwriters as contemplated by the Underwriting Agreement and (v) the Subsidiary Guarantees have been duly authorized, executed and delivered by the Subsidiary Guarantors, the Subsidiary Guarantees will be valid and binding obligations of the Subsidiary Guarantors, enforceable against the Subsidiary Guarantors in accordance with their terms.

B&G Foods, Inc. September 26, 2019 Page 3

The opinions expressed herein are limited by principles of equity (regardless of whether considered in a proceeding in equity or at law) that may limit the availability of certain rights and remedies and do not reflect the effect of bankruptcy (including preferences), insolvency, fraudulent conveyance, receivership, reorganization, moratorium and other laws or decisions relating to or affecting debtors’ obligations or creditors’ rights generally and, as to rights of indemnification and contribution, by principles of public policy. The opinions expressed above also do not reflect the effect of laws and equitable doctrines (including requirements that the parties to agreements act reasonably and in good faith and in a commercially reasonable manner, and give reasonable notice prior to exercising rights and remedies) or the effect of the exercise of discretion of the court before which any proceeding may be brought, which may limit the availability of any particular remedy, but which will not, in our judgment (but subject to the other qualifications and limitations in this opinion letter), make the remedies available to the Trustee under the Indenture, Notes and Underwriting Agreement, taken as a whole, inadequate for the practical realization of the benefits provided for in the Indenture, Notes and Underwriting Agreement, except for the economic consequence of any delay that may be imposed thereby or result therefrom, and except that we express no opinion as to the rights of any of the parties to the Indenture, Notes and Underwriting Agreement to accelerate the due date of any payment due thereunder or to exercise other remedies available to them on the happening of a non-material breach of any such document or agreement.

We express no opinion as to the validity, legally binding effect or enforceability of any provision in any agreement or instrument that (i) requires or relates to payment of any interest at a rate or in an amount that a court would determine in the circumstances under applicable law to be commercially unreasonable or a penalty or forfeiture, (ii) relates to governing law and submission by the parties to the jurisdiction of one or more particular courts or (iii) relates to waivers of rights of rights or defenses or any indemnification or contribution provisions.

The opinions expressed herein are limited to the General Corporation Law of the State of Delaware, the Limited Liability Company Act of the State of Delaware, Chapter 182 of the General Laws of the Commonwealth of Massachusetts and the laws of the State of New York. We are not members of the bar of the State of Delaware, nor do we purport to be experts in the laws of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K filed by the Company in respect of the offer and sale of the Notes and the Subsidiary Guarantees and to the use of our name under the caption “Legal Matters” in the Preliminary Prospectus and the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Commission thereunder.

This opinion letter is furnished to you in connection with the offer and sale of the Notes and the Subsidiary Guarantees and is not to be used, circulated, quoted or otherwise relied upon for any other purpose, except as expressly provided in the preceding paragraph. This opinion letter is furnished as of the date hereof and we disclaim any undertaking to update this opinion letter after the date hereof or to advise you of any subsequent changes of the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ Dechert LLP

Schedule A

Subsidiary Guarantors

B&G Foods North America, Inc.

B&G Foods Snacks, Inc.

Back to Nature Foods Company, LLC

Back to Nature Foods ServCo, LLC

Bear Creek Country Kitchens, LLC

BTN Foods ServCo Corporation

BTN Holdco, Inc.

Clabber Girl Corporation

Spartan Foods of America, Inc.

Victoria Fine Foods, LLC

William Underwood Company